UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2011

DAIS ANALYTIC CORPORATION

(Exact name of Registrant as specified in its charter)

New York	000-53554	14-760865
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11552 Prosperous Drive Odessa, Florida 33556
(Address of principal executive offices) (Zip code)

(727) 375-8484

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Compensatory Arrangements of Certain Officers.

On May 23, 2011, Dais Analytic Corporation (the “Company”) and Timothy Tangredi, the Company’s Chief Executive Officer and President, entered into a second Amended and Restated Employment Agreement, which was previously amended on July 28, 2008.

Under the second Amended and Restated Employment Agreement, dated May 23, 2011, Mr. Tangredi is entitled to an annual base salary of $170,000, which would be increased to $210,000 in the event the Company obtains equity or debt financing of $10 million or more. Further, the base salary will be increased annually (i) proportionally with any increase to the twelve month Consumer Price Index or (ii) if the market capitalization of the Company is more than two times greater than the Company’s market capitalization over the prior year, then the base salary shall be increased by 0.25% of the difference of the Company market capitalization over the prior year.

Mr. Tangredi is also entitled to receive a bonus not less than 75%, but not more than 200%, of his then effective base salary should Mr. Tangredi meet or exceed certain performance goals. The performance goals are to be set by the Board of Directors of the Company or the compensation committee of the Board of Directors, if one is established.

Mr. Tangredi is also eligible to earn stock options or restricted stock grants based on the Company’s products sales and the Company’s stock price. For each new product that commences commercial sale or licensing and results in more than $1.5 million of revenue in any twelve month period, Mr. Tangredi shall receive a stock option to purchase 200,000 shares of the Company’s stock. These options shall be exercisable at (i) 75% of the market price, if the Company conducts a secondary public offering of its common stock, or (ii) the lower of (a) $0.50 per share or (b) the fair market value of the common stock, if the Company has not conducted a secondary public offering of its common stock. Mr. Tangredi is also entitled to stock options to purchase 500,000 shares of the Company’s common stock in the event (i) the Company conducts a secondary public offering of common stock and (ii) the Company common stock subsequently has a fair market value equal or exceeding 200% of the price of the common stock in the secondary public offering.

In the event Mr. Tangredi’s employment is terminated due to disability, without cause, or certain material breaches by the Company, Mr. Tangredi shall be entitled to a severance payment equal to the greater of (i) 300% his then base salary or (ii) $630,000. In the event Mr. Tangredi elects to resign following a change of control of the Company, Mr. Tangredi is entitled to a severance payment equal to the greater of (i) 300% his then base salary or (ii) $420,000. In either event, in addition to the cash severance, Mr. Tangredi is also entitled to (i) the continuation of health care benefits for two years and (ii) the vesting of any stock option grants.

The employment agreement has a term of three years, and automatically renews once for a term of two years, then subsequently automatically renews for a one year term until written notice of termination or non-renewal is provided by the Company or Mr. Tangredi, as applicable.

Item 9.01.	Exhibits.

(d)	Exhibits

10.1	Amended and Restated Employment Agreement by and between the Company and Timothy Tangredi, dated May 23, 2011 (Incorporated by reference to exhibit 10.23 to Amendment 2 to Pre-Effective Registration Statement on Form S-1, as filed May 26, 2011).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAIS ANALYTIC CORPORATION

May 27, 2011	By:	/s/ Timothy Tangredi
Timothy Tangredi
Chief Executive Officer, President and Chairman